Form N-SAR,
Sub-Item 77I
Terms of new or amended securities

Nuveen North Carolina Dividend Advantage Municipal Fund 3

333-163498
811-21158

An additional preferred class of the registrants securities have been registered and have become effective on February 4, 2010, as stated in the Prospectus, containing a description of the Funds MuniFund Term Preferred Shares.

A copy of such Prospectus is contained in the Funds 497 filing on February 5, 2010, accession number 0001193125-10-023094, and is herein incorporated by reference as an exhibit to the Sub-Item 77I of Form N-SAR.